RADNET
SPLIT DOLLAR LIFE INSURANCE PLAN

Economic Benefit Regime – Endorsement Method

THIS SPLIT DOLLAR LIFE INSURANCE PLAN (the "Plan") is established and adopted this 1st day of February, 2017, by **RadNet** (the "Company"), a corporation organized and existing in the State of California.

The purpose of this Plan is to retain and reward certain employees, by dividing the death proceeds of certain life insurance Policies which are owned by the Company on the lives of the participating employees (the "Participants"), with the designated Beneficiary of each insured Participant. The Company has determined that this assistance can best be provided under a "split-dollar" arrangement as defined in IRS Treasury Regulation §§1.61-22(b)(1)&(2). The Company will pay the life insurance premiums due under this Plan from its general assets.

ARTICLE I
"Definitions"

1.1 **"Beneficiary" or "Beneficiaries"** shall mean the person(s), trust(s) or the estate of a deceased Participant, entitled to benefits, if any, upon the death of a Participant.

1.2 **"Beneficiary Designation Form"** shall mean the form established from time to time by the Plan Administrator that a Participant completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3 **"Board"** shall mean the board of directors of the Company, as from time to time constituted.

1.4 **"Code"** shall mean the U.S. Internal Revenue Code of 1986, as amended.

1.5 **"Eligible Employee"** shall mean an active employee of the Company.

1.6 **"Insurer"** shall mean the insurance company or companies issuing the Policy or Policies on the life of Participants, as described on the Election Form.

1.7 **"Participant"** shall mean an Eligible Employee of the Company: (i) who is selected to participate in the Plan; (ii) who elects to participate in the Plan; (iii) who completes the requirements of Plan participation listed in Article 2; and (iv) whose participation has not terminated.

1.8 **"Participation Agreement"** shall mean the agreement executed by the Eligible Employee whereby the Eligible Employee agrees to participate in the Plan and which sets forth the Eligible Employee's death benefit to be provided under the Plan and Policy information.

1.9 **"Plan Administrator"** shall mean the Board or its designee.

1.10 **"Policy" or "Policies"** shall mean the individual life insurance policy or policies maintained by the Company for purposes of insuring a Participant's life under this Plan, as further described on the Election Form.

ARTICLE II
"Participation"

2.1 **Selection by Plan Administrator.** Participation in the Plan shall be limited to those Eligible Employees of the Company selected by the Company in its sole discretion.

2.2 **Enrollment Requirements.** As a condition of participation in the Plan, each selected Eligible Employee shall complete, execute, and return to the Plan Administrator a Participation Agreement and a Beneficiary Designation Form within the time specified by the Plan Administrator in accordance with the terms and conditions of the Plan. In addition, the Plan Administrator shall establish such other enrollment requirements as it determines necessary or advisable.

2.3 **Eligibility; Commencement of Participation.** Provided an Eligible Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and/or required by the Plan Administrator, and provided that the Policy or Policies on such Eligible Employee have been issued by the Insurer(s), the Eligible Employee will become a Participant and thereby will be covered by this Plan and become eligible to receive benefits at the time and in the manner provided herein. A Participant's participation is limited to only Policies that have been issued by the Insurer(s) where the Participant is the insured.

ARTICLE III
"Purchase of Policy"

3.1 The Company and all Participants hereto have taken or will take all necessary action to cause the Insurer(s) to issue the Policy or Policies, and shall take any further action which may be necessary to cause a Policy to conform to the provisions of this Plan. The parties hereto agree that the Policies shall be subject to the terms and conditions of this Plan and of the endorsements to the Policies filed with the Insurer(s).

ARTICLE IV
"Policy Title and Ownership"

4.1 Title and ownership of the Policies shall reside in the Company for its use and for the use of the Participants all in accordance with this Plan. The Company alone may, to the extent of its interest, exercise the right to borrow or withdraw on Policy cash values. Where the Company and a Participant (or assignee, with the consent of the Participant) mutually agree to exercise the right to increase the coverage under the subject Policy then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Plan.

ARTICLE V
"Beneficiary"

5.1 **Beneficiary Designation.** A Participant shall have the right and power to designate a Beneficiary or Beneficiaries to receive the Participant's share of the proceeds payable upon the death of the Participant, subject to any right or interest the Company may have in such proceeds, as provided in this Plan. A Participant shall have the right to name such Beneficiary at any time prior to the Participant's death and submit it to the Plan Administrator (or Plan Administrator's representative) on the Beneficiary Designation Form.

5.2 **Beneficiary Acknowledgement.** Once received and acknowledged by the Plan Administrator, the Beneficiary Designation Form shall be effective. The Insured may change a Beneficiary designation at any time by submitting a new Beneficiary Designation Form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary Designation Form on file.

5.3 **No Beneficiary Designation.** If the Participant dies without a valid Beneficiary Designation Form on file, or if all designated Beneficiaries predecease the Participant, then the Participant's surviving spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be made payable to the personal representative of the Participant's estate.

5.4 **Facility of Payment.** If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person legally declared incompetent, or to a person legally deemed incapable of handling the disposition of that person's property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.

ARTICLE VI
"Premium Payment and Taxable Benefit"

6.1 **Premium Payment.** The Company shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the Policies in force as determined by the Insurer. Notwithstanding the forgoing, the Company shall have the absolute and sole right to terminate or surrender the Policies.

6.2 **Taxable Benefit.** The Company shall determine the economic benefit attributable to a Participant based on the life insurance premium factor for the Participant's age multiplied by the amount of current life insurance protection payable to the Participant's Beneficiary. The "life insurance premium factor" is the minimum amount required to be imputed under Treasury Regulation §1.61-22(d)(3)(ii) or any subsequent applicable authority.

6.3 **Imputed Income.** The Company shall impute the economic benefit to the Participant on an annual basis, by adding the economic benefit to the Participant's W-2, or if applicable, Form 1099.

ARTICLE VII
"Ownership of the Cash Surrender Value of the Policy"

7.1 The Company shall at all times be entitled to one hundred percent (100%) of a Policy's cash value, as that term is defined in the Policy contract, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Company. Such cash value shall be determined as of the date of surrender or death as the case may be.

ARTICLE VIII
"Rights of Insured or Assignees"

8.1 A Participant may not, without the written consent of the Company, assign to any individual, trust or other organization, any right, title or interest in the subject Policies nor any rights, options, privileges or duties created under this Plan, other than the right to name a Beneficiary from time to time.

ARTICLE IX
"Limitations on Company's Rights in Policy"

9.1 Notwithstanding any provision hereof to the contrary, the Company shall have the right to sell or surrender a Policy without terminating this Plan, provided: (i) the Company replaces the Policy with a comparable life insurance policy or arrangement that provides the benefit provided under this Plan; and (ii) the Company and

the Participant (who will not unreasonably withhold his or her signature) execute a new Policy endorsement for said comparable coverage arrangement, at which time all references to "Policy" hereunder shall refer to such replacement coverage arrangement. Without limitation, the Policy at all times shall be the exclusive property of the Company and shall be subject to the claims of the Company's creditors.

ARTICLE X
"Policy Loans"

10.1 The Company may pledge or assign a Policy, subject to the terms and conditions of this Plan, for the sole purpose of securing a loan from the Insurer or from a third party. Interest charges on such loan shall be paid by the Company. If the Company so encumbers the Policy, other than by a Policy loan from the Insurer, then, upon the death of the Participant, the Company shall promptly take all action necessary to secure the release or discharge of such encumbrance.

ARTICLE XI
"Division of Death Proceeds"

11.1 **Participant's Benefit.** Upon the death of a Participant while this Plan is in force, the Participant's Beneficiary shall be entitled to receive an amount of Policy death proceeds equal to the benefit described in the Participant's Participation Agreement. The receipt of this amount by the Beneficiary shall constitute satisfaction of the Participant's rights under this Plan.

11.2 **Company's Benefit.** Upon the death of a Participant while this Plan is in force, the Company shall be entitled to receive the remainder of the Policy death proceeds (if any) not payable under Section 11.1 above.

11.3 **Benefit Paid by Insurer.** The benefit payable to a Participant's Beneficiary shall be paid solely by the Insurer from the proceeds of the Policy on the life of the Participant. In no event shall the Company be obligated to pay a death benefit under this Plan from its general funds. Should an Insurer refuse or be unable to pay death proceeds endorsed to Participant under the express terms of this Plan, or should the Company cancel the Policies for any reason, neither the Participants nor any Beneficiary shall be entitled to a death benefit.

11.4 **Suicide or Misstatement.** The amount of the benefit payable to a Participant's Beneficiary may be reduced or eliminated if Participant fails or refuses to take a physical examination, to truthfully and completely supply such information or complete any forms as may be required by the Company or Insurer, or otherwise fails to cooperate with the requests of the Company or the Insurer, or if the Participant dies under circumstances such that the Policy does not pay a full death benefit (e.g., in the case of suicide within the exclusionary period of the Policy); provided, however the Company shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

ARTICLE XII
"Termination of the Agreement"

12.1 This Plan shall terminate upon the occurrence of any one of the following:

(1) The total cessation of the business of the Company;
(2) The bankruptcy, receivership or dissolution of the Company;
(3) The termination of the Participant's employment;
(4) While the Participant is living by written notice thereof by either the Company or the Participant to the other;
(5) Surrender, lapse, or other termination of the Policy by the Company; or
(6) Upon distribution of the death benefit proceeds in accordance with Article XI.

Upon the termination of this Plan, the Company may make such disposition of the Policies as it determines to be appropriate. Insured will have no rights in such Policies or the death benefit proceeds thereof, if this Plan is terminated.

ARTICLE XIII
"Insurer Not a Party"

13.1 The Insurer shall be fully discharged from its obligations under a Policy by payment of the Policy's death benefit to the Beneficiary or Beneficiaries named in the Policy, subject to the terms and conditions of the Policy. In no event shall the Insurer be considered a party to this Plan, or any modification or amendment hereof, and none of the provisions herein shall in any way be construed as enlarging, changing, varying or in any other way affecting the obligations of the Insurer as expressly provided in the Policy, except insofar as the provisions hereof are made a part of the Policy by the beneficiary designation executed by the Company and filed with the Insurer in connection herewith.

ARTICLE XIV
"Administration"

14.1 **Plan Administrator.** For purposes of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, the Company's Board or its designee will be the "Named Fiduciary" and Plan Administrator of the split-dollar life insurance plan for which this agreement is hereby designated the written plan instrument. The Named Fiduciary or the Plan Administrator may employ others to render advice with regard to its responsibilities under this Plan. The Named Fiduciary may also allocate fiduciary responsibilities to others and may exercise any other powers necessary for the discharge of its duties to the extent not in conflict with ERISA.

14.2 **Plan Administrator Duties.** The Plan Administrator shall have the discretion and authority to: (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan; and (ii) decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan.

14.3 **Binding Effect of Decisions.** Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

14.4 **Indemnity of Plan Administrator.** The Company shall indemnify and hold harmless the members of the Plan Administrator, and those to whom management and operation responsibilities of the Plan have been delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

ARTICLE XV
"Claims and Review Procedures"

15.1 **Written Claim.** A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (a "Claimant") may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to the Company at its then principal place of business.

15.2 **Timing of Response.** Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan

Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1) The specific reason or reasons for such denial;

(2) The specific reference to pertinent provisions of this Plan on which such denial is based;

(3) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(4) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(5) The time limits for requesting a review under Section 15.3 and for review under Section 15.4 hereof.

15.3 **Request for Review.** Within sixty (60) days after the receipt by the Claimant of the written opinion described in Section 15.2, the Claimant may request in writing that the determination of the Plan Administrator be reviewed. Such request must be addressed to the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the Plan Administrator's determination within such sixty (60) day period, he or she shall be barred and estopped from challenging the Plan Administrator's determination.

15.4 **Review of Decision.** The Plan Administrator will review its determination within sixty (60) days after receipt of a request for review. After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE XVI
"Amendment"

16.1 This Plan may not be amended, altered, or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

ARTICLE XVII
"Miscellaneous"

17.1 **Binding Effect.** This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon the death of a Participant, the Participant's successors, assigns, heirs, executors, administrators and beneficiaries.

17.2 **No Guarantee of Employment.** This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge a Participant. It also does not require a Participant to remain a Participant nor interfere with the Participant's right to terminate employment at any time.

17.3 **Notices.** Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or

demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand.

17.4 **Applicable Law.** This Plan and the rights of the parties hereunder, shall be governed by and construed according to the laws of the State of California, except to the extent preempted by the laws of the United States of America.

17.5 **Gender.** Whenever in this Plan words are used in the masculine or neutral gender, they shall be read and construed as in the masculine, feminine or neutral gender, whenever they should so apply.

17.6 **No Third Party Beneficiaries.** The benefits of this Plan shall not inure to any third party. This Plan shall not be construed as creating any rights, claims, or cause of action against the Company or any of its officers, directors, agents, or employees in favor of any person or entity other than the Participant.

17.7 **Severability.** If any one or more of the provisions hereof is declared invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired, and that invalidity, illegality, or unenforceability in one jurisdiction shall not affect the validity, legality, or enforceability of the remaining provisions hereof.

17.8 **Entire Agreement.** This written plan document, along with a Participant's Beneficiary Designation Form and Election Form constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Insured under this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the Company executes this Plan as of the date first written above.

RADNET:

By: [signature]

Printed Name: MARK STOLPER

Title: CFO